                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     AASCHE TRANSPORTATION SERVICES, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                     AASCHE TRANSPORTATION SERVICES, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------

                                 [AASCHE LOGO]


                                                                  April 7, 1997


Dear Stockholder:

     It is my pleasure to invite you to the 1997 Annual Meeting of Stockholders of Aasche Transportation Services, Inc. The meeting will be held at the Club Hotel by Doubletree - Chicago O'Hare, 1450 East Touhy Avenue, Des Plaines, Illinois 60018 on Wednesday, May 14, 1997, at 10:00 A.M. Central Standard Time.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describes the items of business which will be discussed during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE. If you attend the meeting and wish to vote in person, the ballot that you submit at the meeting will supersede your proxy.

     I look forward to seeing you at the meeting. On behalf of the management and directors of Aasche Transportation Services, Inc., I want to thank you in advance for your continued support and confidence in 1997.

                                        Sincerely,

                                        /s/Larry L. Asche

                                        Larry L. Asche
                                        Chairman of the Board and
                                        Chief Executive Officer

                      AASCHE TRANSPORTATION SERVICES, INC.
                          10214 NORTH MT. VERNON ROAD
                            SHANNON, ILLINOIS 61078

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1997


To the Stockholders of Aasche Transportation Services, Inc.:

     The Annual Meeting of Stockholders of Aasche Transportation Services, Inc., a Delaware corporation (the "Company"), will be held at the Club Hotel by Doubletree - Chicago O'Hare, 1450 East Touhy Avenue, Des Plaines, Illinois 60018 on Wednesday, May 14, 1997, at 10:00 A.M. Central Standard Time for the following purposes, as more fully described in the accompanying Proxy
Statement:

     1. To elect two directors for a term of three years; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's common stock at the close of business on March 17, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, as more fully described in the Proxy Statement.

     Stockholders who cannot attend are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

     The annual report of the Company for the fiscal year ended December 31, 1996 is being mailed to all Stockholders of record and accompanies this Proxy Statement.


                                        For the Board of Directors,

                                        /s/Diane L. Asche

                                        Diane L. Asche
                                        Secretary


Shannon, Illinois
April 7, 1997

                      AASCHE TRANSPORTATION SERVICES, INC.
                          10214 NORTH MT. VERNON ROAD
                            SHANNON, ILLINOIS 61078

                                PROXY STATEMENT
                           _________________________

                        Approximate date proxy material
                          first sent to stockholders:
                                April 7, 1997
                           _________________________



     The following information is provided in connection with the solicitation of proxies for the 1997 Annual Meeting of Stockholders of Aasche Transportation Services, Inc., a Delaware corporation ("Aasche" or the "Company"), to be held on May 14, 1997, and adjournments thereof (the "Annual Meeting"), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

                                VOTING OF SHARES

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders, beginning on or about April 7, 1997, in connection with the solicitation of proxies on behalf of the Board of Directors of Aasche (the "Board") for the Annual Meeting. Proxies are solicited to give all stockholders of record on March 17, 1997 (the "Record Date") an opportunity to vote on matters to be presented at the Annual Meeting. Shares can be voted at the meeting only if the stockholder is present or represented by proxy.

     Each share of the Company's common stock, par value $0.0001 per share (the "Common Stock"), represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Please specify your choices by marking the appropriate boxes on the enclosed proxy card and signing it. Directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Any other matters that may be submitted at the meeting shall be determined by a majority of the votes cast. Shares represented by proxies that are marked "withhold authority" with respect to the election of one or more nominees for election as directors, and proxies which are marked to deny discretionary, authority on other matters will not be counted in determining whether a majority vote was obtained in such matters. If no directions are given and the signed card is returned, the persons named in the proxy card will vote the shares in favor of the election of all listed nominees, and at their discretion, on any other matter that may properly come before the meeting in accordance with their best judgment. If a broker or other nominee holding shares for a beneficial owner does not vote on a proposal (broker non-votes), the shares will not be counted in determining the number of votes cast. Stockholders voting by proxy may revoke that proxy at any time before it is voted at the meeting by delivering to the Company a proxy bearing a later date or by attending in person and casting a ballot.

     YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

     As of the Record Date, 3,994,177 shares of Common Stock were issued and outstanding.

                               BOARD OF DIRECTORS

GENERAL

     The business affairs of the Company are managed under the direction of the Board. Members of the Board are kept informed through various reports and documents sent to them on a regular basis, through operating and financial reports routinely presented at Board and committee meetings by the Chief Executive Officer and other officers, and through other means.

     The Board had seven meetings in 1996. The attendance of all directors at Board meetings was 100%.

     Biographical information on the director nominees and the directors serving unexpired terms is set forth herein under the caption "Item No. 1--Election of Directors."

COMMITTEES

     The Board has formed the standing Audit Committee and the Compensation Committee to assist the Board in carrying out its duties.

     The AUDIT COMMITTEE has three members, two of whom are independent, nonemployee directors. Members of this committee are Gary I. Goldberg, Steven
R. Green and Leon M. Monachos, who is Chief Financial Officer of the Company. The Audit Committee considers the adequacy of the internal controls of the Company and the objectivity and integrity of financial reporting and meets with the independent certified public accountants and appropriate Company financial personnel about these matters.

     The COMPENSATION COMMITTEE has three members, two of whom are independent, nonemployee directors. Members of the committee are Messrs. Goldberg and Green and Larry L. Asche, who is the Chief Executive Officer of the Company. This committee monitors and makes recommendations to the Board with respect to compensation programs for directors and officers and administers compensation plans for executive officers. The Company's Stock Option Plan is administered by a Stock Option Plan Committee which is a subcommittee of the Compensation Committee and consists of Messrs. Goldberg and Green.

DIRECTOR COMPENSATION

     Directors are reimbursed for travel expenses incurred in connection with attending board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the terms of the formula program of the Company's Stock Option Plan, each director of the Company who was not otherwise employed by the Company on April 12, 1995, and at the adjournment of each annual meeting, was granted an option to purchase 5,000 shares of Common Stock at an exercise price per share equal to 125% of the closing price of the Common Stock on the date of grant. All options are immediately exercisable. Effective for options granted on or after May 15, 1996, a director who is not otherwise employed by the Company when he becomes a director automatically will be granted an option to purchase 5,000 shares of Common Stock upon his initial election to the Board of Directors.
All options granted on or after May 15, 1996 will have an exercise price equal to the fair market value of the Common Stock on the date of grant.


                       ITEM NO. 1 - ELECTION OF DIRECTORS

     The Board, pursuant to the Company's Certificate of Incorporation and By-laws, has determined that the number of directors of the Company shall be seven. The four employee directors on the Board are the Company's Chief Executive Officer, President, Chief Financial Officer and Vice President and Secretary. The Board is divided into three classes with staggered terms so that the term of one class expires at each annual meeting of stockholders. Directors are elected by a plurality of the votes cast.

     The following nominees have been selected and approved by the Board for submission to the stockholders: Kevin M. Clark and Diane L. Asche, each to serve a three-year term expiring at the 2000 Annual Meeting. Except as otherwise specified in the proxy, proxies will be voted for election of these nominees.

     If a nominee becomes unable or unwilling to serve, proxies will be voted for election of such person as shall be designated by the Board; however, management knows of no reason why any nominee should be unable or unwilling to serve.

     A summary description of each nominee and each director serving an unexpired term follows.


                         NOMINEES FOR ELECTION AT THIS
                       MEETING TO TERMS EXPIRING IN 2000:

     KEVIN M. CLARK, age 41, has served as President and Director of the Company since July 1994. Mr. Clark also served as Chief Executive Officer from July 1994 to November 1996. Since May 1987 Mr. Clark has served as Vice-President of Asche Transfer, Inc. ("Asche Transfer") and is Vice-President of AG Carriers, Inc. ("AG Carriers") and Vice-President of Polar Express Corporation. ("Polar"). Prior to joining Asche Transfer, Mr. Clark served for over two years as a management consultant to Asche Transfer. From 1982 to 1984, Mr. Clark was Vice President and Director of Batt Trucking, Inc., Caldwell, Idaho, a refrigerated trucking company. From 1980 to 1984, Mr. Clark was the founder and President of National Traffic Services Corporation, Boise, Idaho, a management consulting firm providing regulatory compliance assistance to regional and national transportation companies. Prior to that time, Mr. Clark served as the Transportation Auditor, Acting Director, Idaho Public Utilities Commission, Boise, Idaho and prior thereto, he was a transportation specialist with Consolidated Freightways, Boise, Idaho. Mr. Clark has a B.S. degree in business from Ottawa University, Phoenix, Arizona. Mr. Clark has also received a Transportation Practitioner Degree from the College of Advanced Traffic, Chicago, Illinois and has been admitted to practice before the Interstate Commerce Commission and Federal Maritime Commission. Mr. Clark has served as Chairman of the Advisory Board of Directors of the University of Georgia Trucking Profitability Strategies Conference. He is also the author of three books in the transportation and business fields and has been a frequent speaker for various national organizations.

     DIANE L. ASCHE, age 43, has served as Vice President, Secretary and Director of the Company since July 1994. Mrs. Asche has served as Vice President, Secretary and Director of Asche Transfer since its incorporation in February 1983 and is Secretary of AG Carriers and Secretary of Polar.
From the time Larry L. Asche and Mrs. Asche acquired the business, she has controlled and directed the administration of the Company. Mrs. Asche is the wife of Larry L. Asche.

                THE BOARD RECOMMENDS A VOTE "FOR" THESE NOMINEES


                             DIRECTORS WHOSE TERMS
                              CONTINUE UNTIL 1998:

     LARRY L. ASCHE, age 45, has served as Chairman and Director of the Company since July 1994 and as Chief Executive Officer since November 1996. Mr. Asche also served as Chief Operating Officer from July 1994 to November 1996. Mr. Asche has served as President and Director of Asche Transfer since its incorporation in February 1983 and is Chairman of the Board of AG
Carriers and Chairman of the Board of Polar. Mr. Asche acquired the business from Clarence Asche, Mr. Asche's uncle, in 1973 and operated Asche Transfer for ten years as a sole proprietorship. Mr. Asche is the husband of Diane L. Asche.

     LEON M. MONACHOS, age 45, has served as a Director of the Company since March 1996 and as Chief Financial Officer since May 1996. Since September 1996, Mr. Monachos has served as Vice-President of Finance of Asche Transfer, AG Carriers and Polar. From October 1995 to May 1996, he had been an advisor to the president and founder of a large privately-owned trucking company. From June 1986 to September 1995, he was at Ernst & Young LLP, a public accounting firm, most recently as Senior Manager. Mr. Monachos has a B.S. degree from the University of Illinois and is a certified public accountant.

     STEVEN R. GREEN, age 38, has served as a Director of the Company since July 1994. Since February 1997, Mr. Green has served as a director of US 1 Industries, Inc., a publicly-held transportation services company. From November 1994 to September 1995 he served as Vice President-Corporate Development, Secretary and a Director of Ampace Corporation, a publicly-held transportation company. Since July 1993, Mr. Green has been principally a private investor, and since April 1992 Mr. Green has been Chairman and Chief Executive Officer of Fisher Transportation Services, Inc., a publicly-held, inactive contract carrier trucking company. From November 1992 to July 1993, Mr. Green was a vice president at Bear Stearns & Co., Inc. From December 1989 to November 1992, he was a principal of Arcadian Capital, Inc. From December 1989 to February 1991, Mr. Green was a Vice President in the Divisional Institutional Accounts Group at Paine Webber. Mr. Green has a B.A. degree in economics from UCLA.

     GARY I. GOLDBERG, age 53, has served as a Director of the Company since July 1996. Since 1971, Mr. Goldberg has been the Executive Vice President of Jack Gray Transport, Inc., a large privately-owned trucking company. Mr. Goldberg has a B.C. degree from DePaul University.

                              DIRECTOR WHOSE TERM
                             CONTINUES UNTIL 1999:

     RICHARD S. BAUGH, age 51, has served as President of AG Carriers and
Director since May 1995.  Mr. Baugh served as   President and Chief Operating
Officer of AG. Carriers, Inc. from 1982 to May 1995. Prior to 1982, Mr. Baugh served as Vice President and General Manager of AG. Carriers, Inc. Mr. Baugh presently serves on the Board of Directors of the Florida Trucking Association.

                      OTHER MATTERS TO COME BEFORE MEETING

     If any matter not described herein should properly come before the meeting, the persons named in the proxy card will vote the shares in accordance with their best judgment. At the same time this Proxy Statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.


                           BOARD OF DIRECTORS REPORT
                           ON EXECUTIVE COMPENSATION

     Although neither the Board of Directors nor the Compensation Committee has adopted a formal compensation policy applicable to the Company's executive officers, the purpose of the Company's executive compensation is to enable the Company to attract, retain and motivate qualified executives to ensure the long-term success of the Company and its business strategies. The Compensation Committee intends to review the compensation policy for the Company's executive officers in order to align executive compensation with the business objectives and performance of the Company and to place greater emphasis on incentive compensation.

     Executive compensation has generally consisted of two principal components: base salary and bonus. At the time of the Company's initial public offering in 1994, the Company entered into a five-year employment and stock option agreement with Larry L. Asche, its Chief Executive Officer. Under the agreement, Mr. Asche received a base salary of $150,000 in 1996. In addition, Mr. Asche is eligible to receive a cash and/or stock bonus following the end of each fiscal year as the Compensation Committee, in its sole discretion, deems appropriate, after taking into consideration the Company's achievement of revenue and operating goals and financial performance for the fiscal year then ended and the executive's contribution thereto. No bonuses have been paid to Mr. Asche with respect to any fiscal year ended after the date of the agreement. The employment and stock option agreement with Mr. Asche is described in the section captioned "Employment and Stock Option Agreements."

     As part of Mr. Asche's employment and stock option agreement, Mr. Asche was granted an option to purchase 26,000 shares of Common Stock vesting (i) 5,000 shares on January 1, 1995 at an exercise price of $8.75 per share; (ii) 6,000 shares on January 1, 1996 at an exercise price of $9.00; (iii) 7,000 shares on January 1, 1997 at an exercise price of $9.25 per share; and (iv) 8,000 shares on January 1, 1998 at an exercise price of $9.50 per share. These options, which were granted with an exercise price greater than the fair market value per share of the Common Stock on the date of grant, are intended to encourage the creation of stockholder value over the long-term by aligning the financial interests of Mr. Asche with those of the Company's stockholders.

     The salary, bonus and stock options paid or granted by the Company to the Chief Executive Officer and the other most highly compensated executive officer of the Company in 1996 is set forth in the tables following this report. The Board of Directors believes that the present executive officers of the Company are dedicated to increasing profitability and stockholder value and that the compensation to be paid to the executives of the Company will contribute to this focus.

                             THE BOARD OF DIRECTORS


                       Larry L. Asche    Richard S. Baugh
                       Kevin M. Clark    Gary I. Goldberg
                       Diane L. Asche    Steven R. Green
                       Leon M. Monachos



                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     The Compensation Committee is presently composed of Gary I. Goldberg, Steven R. Green and Larry L. Asche. Except for Mr. Asche, none of the members of the Compensation Committee is or was formerly an officer or employee of the Company.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the Nasdaq Market Index and a Company-selected peer group of transportation services companies (the "Peer Group"). The graph assumes that $100 was invested on September 23, 1994 (the effective date of the Company's initial public offering) at the initial public offering price of $7.00 per share, in each of the Company's Common Stock, the Nasdaq Market Index and the Peer Group, and that all dividends were reinvested.

                           TOTAL SHAREHOLDER RETURNS
           PERFORMANCE GRAPH FOR AASCHE TRANSPORTATION SERVICES, INC.

                  Prepared by Media General Financial Services
                 Produced on 3/13/97 including data to 12/31/96


                                [LINE GRAPH]




                                                            AASCHE
                                                         TRANSPORTATION
MEASUREMENT PERIOD   NASDAQ MARKET INDEX  PEER GROUP     SERVICES, INC.
------------------   -------------------  ----------  --------------------
Measurement Point--
9/23/94                    $100.00         $100.00          $100.00
FYE 12/31/96               $157.94         $ 72.11          $ 62.12

Notes:
      (a)  Peer Group return is weighted by market capitalization.
      (b) The Peer Group is comprised of the common stock of the following companies:
           Frozen Food Express, Inc., KLLM Transport Services, Inc., Marten Transport, Ltd. and Simon Transportation Services, Inc.

                             EXECUTIVE COMPENSATION

GENERAL

     The following table sets forth compensation awarded or earned by the Company's Chief Executive Officer and the other most highly paid executive officer during the last two fiscal years (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION                         LONG TERM COMPENSATION
                             ---------------------------------------------  ------------------------------------------
                                                          OTHER ANNUAL          OPTIONS (NO. OF       ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY   BONUS      COMPENSATION             SHARES)          COMPENSATION(1)
---------------------------  -----  ---------  -----  --------------------  --------------------  --------------------
Larry L. Asche               1995    $108,507   --             --                  26,000                4,129
Chief Executive  Officer     1996     150,000   --             --                  26,000                5,230
Kevin M. Clark               1995     108,507   --             --                  26,000                4,129
President                    1996     135,000   --             --                  26,000                4,624

(1)  Represents matching payments under the Company's 401(k) Plan.

EXECUTIVE OPTION GRANTS

     No options to purchase shares of Common Stock were granted to the Named Executive Officers during 1996.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning option holdings with respect to each of the Named Executive Officers as of December 31, 1996. No options were exercised by the Named Executive Officers in 1996.

                      OPTION VALUE AS OF DECEMBER 31, 1996


                  NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                        OPTIONS AT             IN-THE-MONEY OPTIONS
                    DECEMBER 31, 1996          AT DECEMBER 31, 1996
                --------------------------  --------------------------
NAME            EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----            -----------  -------------  -----------  -------------
Larry L. Asche    11,000        15,000           0            --
Kevin M. Clark    11,000        15,000           0            --

EMPLOYMENT AGREEMENTS

     On September 23, 1994, the Company entered into five-year Employment and Stock Option Agreements with Messrs. Asche and Kevin M. Clark. Pursuant thereto, Messrs. Asche and Clark receive an annual salary of $150,000 and $135,000 respectively.

     As part of their employment agreements, each of Messrs. Asche and Clark have been granted an option to purchase 26,000 shares of the Company's Common Stock beginning on the dates and at the prices set forth below: (i) up to 5,000 shares on January 1, 1995 at an option price of $8.75 per share; (ii) up to 6,000 shares on January 1, 1996 at an option price of $9.00 per share;
(iii) up to 7,000 shares on January 1, 1997 at an option price of $9.25 per share; and (iv) up to 8,000 shares on January 1, 1998 at an option price of $9.50 per share. These options shall expire on, and shall be exercised (if at all) prior to, the first to occur of: (i) seven years after the date of grant of such options; or (ii) the date as of which the executive shall cease, for any reason or cause whatsoever and without regard for such reason or cause, to be an officer of the Company. As of December 31, 1996, options to purchase 11,000 shares of the Company's Common Stock have become exercisable under each of their respective employment agreements.

STOCK OPTION PLAN

     The Board has adopted the Aasche Transportation Services, Inc. Stock Option Plan (the "Stock Option Plan"), which was an amendment and restatement of the Company's Key Employee Incentive Stock Option Plan ("Prior Plan") and reflected (i) certain design changes to the Prior Plan, and (ii) the merger into the Prior Plan of a number of plans and agreements maintained by the Company and certain of its affiliates ("Other Prior Plans"). The purpose of the Stock Option Plan is to promote the interests and enhance the value of the Company by linking the personal interests of its employees and directors with those of its stockholders, by inducing individuals of outstanding ability and potential to join and remain with the Company and by providing the participating employees and directors with an additional incentive to promote the success of the Company. The restatement of the Prior Plan and the Other Prior Plans does not affect the rights of individuals who participated in the Prior Plan and the Other Prior Plans in accordance with their provisions. All matters relating to eligibility for options and the number of options to which such individuals may be entitled based upon events occurring prior to the adoption of the Stock Option Plan, except as otherwise expressly provided therein, are determined in accordance with the applicable provisions of the Prior Plan and the Other Prior Plans.

     The Stock Option Plan is administered by the Stock Option Committee (the "Committee"). The Committee has discretion to determine which "key employees" and "key non-employees" (i.e. non-employee directors, consultants or independent contractors) will be recipients of options under the Stock Option Plan, and to establish the terms, conditions and limitations of each option (subject to the terms of the Stock Option Plan and the applicable provisions of the Internal Revenue Code), including the type and amount of the options, the number of shares of Common Stock to be subject to any option, the exercise price of any options, and the date or dates upon which options become exercisable or upon which any restrictions applicable to any option lapse. Other than formula options, the members of the Committee must not have received any options pursuant to the Stock Option Plan or any similar plan for one year prior to being appointed to the Committee, or for such other time period necessary to fulfill the then current Rule 16b-3 requirements under the Securities Exchange Act of 1934, as amended. The Committee also has full power to construe and interpret the Stock Option Plan and the options granted under the Stock Option Plan, and to establish rules and regulations necessary or advisable for its administration. The determination of the Committee with respect to any matter under the Stock Option Plan to be acted upon by the Committee is conclusive and binding.

     Options under the Stock Option Plan may be granted only to key employees and key non-employees of the Company and its subsidiaries. The Committee determines whether a particular employee or non-employee qualifies as a key employee or key non-employee. Options may also be granted to a prospective employee, conditioned upon such person becoming an employee. Members of the Committee are not eligible for options while serving on the Committee, unless the option is made pursuant to a formula that either states the amount and price of the Common Stock to be awarded to the members of the Committee and specifies the timing of the option, or sets a formula that determines the amount, price and timing of the option using objective criteria.

     The Committee may at any time and from time to time grant one or more options to one or more key employees and may designate the number of Shares to be subject to each option so granted, provided, however, that (i) each participant receiving an incentive option must be a key employee of the Company or of an affiliate at the time an incentive option is granted; (ii) no incentive options shall be granted after the expiration of ten (10) years from the earlier of the date of the adoption of the Stock Option Plan by the Company or the approval of the Stock Option Plan by the stockholders of the Company; and (iii) the fair market value of the Shares (determined at the time the option is granted) as to which incentive options are exercisable for the first time by any key employee during any single calendar year (under the Stock Option Plan and under any other incentive option plan of the Company or an Affiliate) shall not exceed $100,000.

     In the event the Company pays a stock dividend or makes a distribution of shares, or splits up, combines, reclassifies or substitutes other securities for its outstanding shares of Common Stock, the Committee shall make an appropriate adjustment to the number of shares subject to outstanding options and the exercise prices thereof.

     The Board may amend the Stock Option Plan in any respect, except that the following changes may not be made without stockholder approval: (i) the maximum number of shares available for options may not be increased (except upon stock splits and dividends, combinations and similar events), (ii) the requirements as to eligibility may not be materially modified, (iii) the cost of the Stock Option Plan or benefits to participants may not be materially modified, (iv) the period during which options may be granted or exercised may not be extended, (v) the provisions of the Stock Option Plan regarding option price may not be modified, and (vi) the class of employees eligible to receive incentive options may not be modified.

     The Board may terminate the Stock Option Plan at any time. However, no termination or amendment will affect the rights of participants under options previously granted without a participant's consent. Unless previously terminated, the Stock Option Plan will terminate on June 1, 2006, and no options shall be made after that date.

     The maximum number of Common Stock which may be issued and sold under the Stock Option Plan, subject to adjustment, is 864,600 shares. As of the Record Date, the Company had outstanding options to purchase an aggregate of 504,385 shares of Common Stock at per share exercise prices ranging from $3.75 to $10.94.

401(K) PLAN

     The Company currently maintains a 401(k) Retirement & Savings Plan (the "401(k) Plan"). The 401(k) Plan is available to all full-time employees of the Company who are at least 21 years of age and have been employed by the Company for one year, including executive officers. In September 1994, the Company amended and restated the 401(k) Plan to include as a part of the 401(k) Plan an employee stock ownership plan for the benefit of all eligible employees of the Company, including executive officers. The Company is required to provide a 50% matching contribution of each participant's elective contributions to the plan up to a maximum of 6% for each participant's annual compensation. Additionally, the Company may also contribute a discretionary amount, as determined by the Board of Directors. Contributions made by the Company to the 401(k) Plan were $97,000 and $100,000 for the years ended December 31, 1996 and 1995, respectively. See "Employee Stock Ownership Plan."

EMPLOYEE STOCK OWNERSHIP PLAN

     On September 22, 1994, the Company amended and restated the 401(k) Plan to include an employee stock ownership plan ("ESOP") for the benefit of all eligible employees of the Company. The ESOP was subsequently amended on October 14, 1994, November 15, 1994 and August 10, 1995. The trustees of the ESOP are Gary I. Goldberg and Steven R. Green, directors of the Company (the "Trustees"). Participants direct the Trustees as to the voting of the Company's Common Stock allocated to their accounts. Participants are permitted to elect to purchase the Company's Common Stock from funds invested in the 401(k) Plan.

     The ESOP was funded by the sale of 75,000 shares of the Company's Common Stock from the Principal Stockholders, which sale occurred on October 21, 1994. See "Certain Relationships and Related Transactions." the Company filed a Registration Statement on Form S-8 under the Securities Act of 1933 to register such shares, which became effective on December 21, 1994. The price of the shares sold to the ESOP was $8.275 per share, which was determined by the Trustees with reference to the average trading price of the Company's Common Stock during a period of time after the effective date of its initial public offering. The purchase of the shares by the ESOP was initially funded by a one-year loan in the principal amount of $620,625 (plus interest at the prime rate) from Harris Trust and Savings Bank, Chicago, Illinois. The remaining balance at December 31, 1996 of $244,000 has been refinanced by a one-year loan from LaSalle National Bank, secured by 46,882 shares of the Company's Common Stock and guaranteed by the Company, Asche Transfer and AG Carriers. The shares are held in escrow and are released by the lender to participants' accounts in the ESOP as the loan is repaid. The ESOP expects to repay the loan from future matching contributions by the Company and from purchases of the Company's Common Stock by the participants as described below.

     Participants in the ESOP are permitted to contribute a percentage of their before-tax earnings to purchase the Company's Common Stock as well as other investments currently permitted under the 401(k) Plan. The Company is required to make annual matching contributions equal to 50% of the amount of salary contributed by each employee, not to exceed 6% of each participant's annual compensation. The matching contribution may be used by the ESOP to purchase the Company's Common Stock for the account of the participant. The Company may also contribute a discretionary amount, as determined by the Company Board of Directors. Further, any matching contributions under the 401(k) Plan may be used to purchase the Company's Common Stock for the account of the participant. The Company made no contributions to the ESOP in 1996, 1995 or 1994. See "401(k) Plan."

EMPLOYEE STOCK PURCHASE PLAN

     In December 1994, the Company implemented an Employee Stock Purchase Plan ("ESPP") for the benefit of all eligible employees of the Company.
Participants in the ESPP may contribute "after-tax" compensation through payroll deductions. Prior to May 1, 1996, the Company was required to provide a 25% matching contribution. After May 1, 1996, contributions are no longer subject to any matching by the Company. The contributions are used to purchase the Company's Common Stock from either the ESOP or on the open market. The Company made contributions to the ESPP of $6,000 and $25,000 in 1996 and 1995, respectively. See "Employee Stock Ownership Plan."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company currently leases certain of its revenue equipment from related parties. Effective January 1, 1995, the Company and the related parties amended all lease agreements, whereby, lease payments from the Company and the related parties are fixed equal payments. Previously, the lease payments were based upon usage by the Company. The effect of this change in 1996 and 1995 is not quantifiable. Effective July 1, 1995, the leases were renegotiated by lowering imputed interest to a fixed 12% rate and adjusting the residual balance to more closely approximate the fair market value of the trailers at the end of the expected life of each lease. These leases are accounted for as capital leases. This change reduced interest expense by approximately $260,000 and decreased net loss by approximately $160,000 ($0.04 net loss per common share) in 1996. This change reduced interest expense by $130,000 and decreased net loss by approximately $80,000 ($0.02 net loss per common share) in 1995. Payments to related parties on capital lease obligations in 1996, 1995 and 1994 were $774,000, $1,016,000 and $1,911,000 respectively. None of these leases contains a specific lease term; however, these leases renew automatically on an annual basis but may be canceled at any time by either party and are expected to expire seven years from the date of the lease because the Company replaces trailers after seven years of use. The Company intends to replace all trailers leased, including these related-party leases, with Company-owned trailers after the trailers have been used for seven years. These lease transactions were concluded on the same terms and conditions as with the Company's independent owner-operators. Except to the extent of automatic renewals, it is the Company's policy not to enter into lease transactions with officers, directors, 5% stockholders, or affiliates of the Company in the future.

     In connection with the Polar acquisition of Polar Express, Inc. in September 1994, Polar paid to another company managed by a former director of the Company a fee of $110,000 plus certain legal fees and expenses. In addition, in connection with the Polar merger, $150,000 was paid in 1995 as an investment banking fee to this same company managed by this former director.

     In connection with the acquisition of AG Carriers, the Company paid a director $252,000 for services. In addition, as a result of the merger with Polar, the same director of the Company was paid a consulting fee totaling $55,000.

     The Company does not intend to enter into any other type of transaction with officers, directors, 5% stockholders, or affiliates, including making any loans, unless the terms are no less favorable to the Company than those that could be obtained from unrelated third parties and the transactions are unanimously approved by the Company's independent directors.

                    STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE
                         OFFICERS AND PRINCIPAL HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 17, 1997 by: (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group. (Each person named below has an address in care of the Company's principal executive offices.) The Company believes that each person named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holder, subject to community property laws where applicable.


                                                         AMOUNT AND
                                                    NATURE OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP(1)       PERCENT OF CLASS
------------------------------------                --------------------    ----------------
Larry L. Asche...................................     428,978(2)(3)              10.7
Diane L. Asche...................................     425,398(2)(3)              10.6
Kevin M. Clark...................................     428,043(2)                 10.7
Leon M. Monachos.................................     125,000(4)                  3.0
Daniel R. Wright.................................      31,250(5)                  *
Richard S. Baugh.................................     115,075                     2.9
Steven R. Green..................................      15,000(5)                  *
Gary I. Goldberg.................................       5,000(5)                  *
All Directors and Executive Officers as a group
  (7 persons)....................................   1,573,774(2)(4)(5)(6)        37.3

* less than 1%

(1) Applicable percentage of ownership as of March 17, 1997 is based upon 3,994,177 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 17, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(2) Includes 18,000 shares of Common Stock currently exercisable pursuant to his or her employment and stock option agreement, which grants an option to purchase up to 26,000 shares of Common Stock.
(3) Larry L. Asche and Diane L. Asche are husband and wife. Each of the Asches disclaims beneficial interest in the Common Stock held in the name of his or her spouse.
(4) Represents (i) options to purchase 100,000 shares of Common Stock currently exercisable and options to purchase 20,000 shares of Common Stock exercisable within 60 days pursuant to an employment and stock option agreement between the Company and Mr. Monachos; and (ii) options to purchase 5,000 shares of Common Stock currently exercisable pursuant to the Stock Option Plan granted to Mr. Monachos prior to his becoming
     Chief Financial Officer.
(5) Represents options to purchase shares of Common Stock pursuant to the Stock Option Plan.
(6) Excludes (i) 24,000 shares of Common Stock underlying options that are not currently exercisable pursuant to the employment and stock option agreements between the Company and each of Larry L. Asche, Kevin M. Clark and Diane L. Asche; (ii) 80,000 shares of Common Stock underlying options not currently exercisable pursuant to an employment and stock option agreement between the Company and Mr. Monachos; (iii) warrants held by the underwriters of the Company's initial pubic offering for the purchase of 100,000 shares of Common Stock, which are currently exercisable; (iv) options to purchase 37,000 shares of Common Stock exercisable 18 months after the date of grant, which were issued to the Company's nonexecutive employees pursuant to the Stock Option Plan, as amended; (v) options currently exercisable held by certain employees of Polar not named above, to acquire 7,193 shares of the Company' Common Stock; (vi) Series A warrants to purchase 41,100 shares of the Company's Common Stock; (vii) Series B warrants to purchase 965,805 shares of the Company's Common Stock issued to the stockholders of Polar upon the merger with the Company; (viii) options to purchase 15,000 shares of the Company's Common Stock held by a former director and advisor; and (ix) options to purchase 110,000 shares of the Company's Common Stock held by a former executive employee and a former consultant of Polar.


                COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1996, all such
Section 16(a) filing requirements were complied with except that Daniel Wright, Chief Operating Officer, did not report until his year-end report on Form 5 that he was granted options to purchase shares of common stock on various dates prior to November 4, 1996, the date on which he became a reporting person.


               STOCKHOLDER PROPOSALS FOR THE 1998 PROXY STATEMENT

     Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the Proxy Statement for the 1998 Annual Meeting of Stockholders should submit the proposal in writing to Secretary, Aasche Transportation Services, Inc., 10214 N. Mt. Vernon Rd., Shannon, Illinois 61078. The Company must receive a proposal by January 2, 1998 in order to consider it for inclusion in the Proxy Statement for the 1998 Annual Meeting of Stockholders.


                               OTHER INFORMATION

     The 1996 Annual Report to Stockholders of the Company which includes a copy of the Company's Annual Report on Form 10-K for the fiscal year 1996 is being mailed to all stockholders of record and accompanies this Proxy Statement. Additional copies of the Annual Report on Form 10-K as filed with the SEC (excluding exhibits) will be furnished, without charge, by writing to Leon Monachos, Aasche Transportation Services, Inc., 10214 N. Mt. Vernon Road, Shannon, Illinois 61078.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, the Company's independent public accountants, has examined the Company's financial statements for the fiscal year ended December 31, 1996. The Company expects representatives of Ernst & Young LLP to be available at the Annual Meeting to respond to appropriate questions from stockholders.
                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. In addition, the Company may engage the services of a professional proxy solicitation firm to assist in the solicitation of proxies and will pay the fees and expenses charged by such firm. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

     The above Notice of Annual Meeting and Proxy Statement are sent by order of the Company's Board of Directors.



                                        /s/Diane L. Asche


                                        DIANE L. ASCHE
                                        Secretary



Shannon, Illinois
April 7, 1997

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      AASCHE TRANSPORTATION SERVICES, INC.

               10214 N. MT. VERNON ROAD, SHANNON, ILLINOIS 61076

                                     PROXY

       The undersigned hereby appoints Larry L. Asche and Leon M. Monachos and each of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Aasche Transportation Services, Inc.
which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Club Hotel By Doubletree-Chicago O'Hare, 1450 East Touhy Avenue, Des Plaines, Illinois 60018 on Wednesday, May 14, 1997 at 10:00 a.m. (Central Standard Time), and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon all subjects that may properly come before the meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1

1. ELECTION OF DIRECTORS

   [ ] FOR the nominees listed below except as marked       [ ] WITHHOLD AUTHORITY to vote for the nominees
       to the contrary below                                    listed below

                       KEVIN M. CLARK AND DIANE L. ASCHE

     ----------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

        This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS    PROXY
WILL BE VOTED FOR PROPOSAL 1.

       Receipt is hereby acknowledged of the Notice of the Meeting and Proxy Statement, as well as a copy of the 1996 Annual Report to Stockholders.

                                           Please sign exactly as your name
                                           appears on your stock certificates.
                                           When shares are held by joint
                                           tenants, both should sign. When
                                           signing as attorney, executor,
                                           administrator, trustee, or guardian,
                                           please give full title as
                                           such. If a corporation, please sign
                                           in full corporate name by President
                                           or other authorized officer. If a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person.

                                           Signature
                                                    -----------------------

                                           --------------------------------

                                           Signature if held jointly

                                           Dated:
                                                 --------------------------

                                           (Please return in the enclosed
                                           postage-paid envelope. I will [ ]
                                           will not [ ] attend the meeting.)
                                           THIS PROXY IS SOLICITED ON BEHALF OF
                                           THE BOARD OF DIRECTORS.